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                    XCL Ltd. and Subsidiaries

    Exhibit 11-Computation of Earnings Per Common and Common
                        Equivalent Share

        (Amounts in thousands except, per share amounts)

                                          Three Months Ended    Nine Months Ended
                                          ------------------    -----------------
                                             September 30          September 30
                                           1996        1995     1996        1995
                                           ----        ----     ----        ----
PRIMARY:

Net loss                               $  (1,733)   $ (10,496)  $  (6,436)  $ (25,371)

Dividends on preferred stock                (113)        (103)       (560)     (2,567)
                                          ------      -------      ------     -------

Net loss attributable to common stock  $  (1,846)   $ (10,599)  $  (6,996)  $ (27,938)
                                          ======      =======      ======     =======

Weighted average number of shares
  common stock outstanding               267,542      242,533     262,651     238,029

Common stock equivalents
 (computed using treasury stock method)       --           --          --          --
                                        --------      -------     -------     -------

Average number of shares of common
  stock and common stock
  equivalents outstanding                267,542      242,533     262,651     238,029
                                        --------      -------     -------     -------

Net loss per common and common
  equivalent share                     $    (.01)   $    (.04)  $    (.03)  $    (.11)
                                         =======      =======     =======     =======

FULLY DILUTED:

Fully diluted net loss per common
  and common equivalent share              (1)           (1)          (1)       (1)


------------
(1) All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.

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